Exhibit 3(f)


                              CERTIFICATE OF TRUST

                                       OF

                              TXU EUROPE CAPITAL I

          THIS CERTIFICATE OF TRUST of TXU Europe Capital I (the "Trust"), dated as of December 22, 1999, is being duly executed and filed by the undersigned, as trustees, to form a business trust under the Delaware Business Trust Act (12 Del.C. ss. 3801 et seq.).
------          -- ---
          1. Name. The name of the business trust formed hereby is TXU Europe Capital I.

          2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711.

          3. Effective Date. This Certificate of Trust shall be effective upon filing with the Delaware Secretary of State.

          IN WITNESS WHEREOF, the undersigned, being the only trustees of the Trust at the time of the filing of this Certificate of Trust, have executed this Certificate of Trust as of the date first above written.

THE BANK OF NEW YORK,                       LAURA ANDERSON
not in its individual capacity              not in her individual capacity
but solely as trustee                       but solely as trustee


By: /s/ Walter N. Gitlin                    /s/ Laura Anderson
   -----------------------------            ---------------------------------
Name:  Walter N. Gitlin
Title:  Vice President


THE BANK OF NEW YORK (DELAWARE),
not in its individual capacity
but solely as trustee


By: /s/ Walter N. Gitlin
   -----------------------------
Name:  Walter N. Gitlin
Title:  Authorized Signatory